UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) off The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2013

CANNABIS SCIENCE, INC.

(Exact name of registrant as specified in charter)

Nevada	000-28911	91-1869677
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6946 N Academy Blvd, Suite B #254 Colorado Springs, CO	80918
(Address of principal executive offices)	(Zip Code)

1.888.889.0888

Registrant’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 20, 2013, Dr. Robert Melamede resigned as CEO and is continuing his services for the Company in the appointed positions of President, Interim CFO, and Director.

On May 20, 2013, Dr. Dorothy Bray entered into a two year management agreement with the Company and was appointed a director and CEO.  Under the agreement, Dr. Bray is compensated $5,000 per month and was issued 5,000,000 Rule 144 restricted common shares with a fair market value of $230,500 for services rendered.

Dr. Dorothy Bray is British, a 1978 graduate of one of the oldest universities in the world, the Jagiellonian University in Cracow, Poland. She holds a Ph.D. degree from The University of London, United Kingdom. After her Fellowship at the Polish Academy of Sciences, in December1981 Dr Bray received a position at the ARC Institute of Animal Physiology, Babraham, Cambridge, in the United Kingdom working in neuropharmacology. In February 1985 she received Churchill Fellowship to study medicinal plants in Africa and subsequently continued the research on medicinal plants at the School of Pharmacy and The London School of Hygiene and Tropical Medicine till May 1989 when she received the Royal Society grant to study immunology at the Orsay University in Paris, France. She became a Research Fellow at the Royal Free Hospital School of Medicine in London, UK in June 1990 and joined pharmaceutical industry in 1993 to work in key developed and emerging markets in infectious diseases and to develop collaborations with academia  governmental and non- government organizations worldwide. Since May 1993, Dr. Bray served as a Principal Clinical Research Scientist at Antivirals Wellcome Foundation, Senior Medical Strategy Head, International Medical Affairs, Glaxo Wellcome Inc., USA and UK a Senior Clinical Program Head of HIV and Opportunistic Infections for GlaxoSmithKline and also as Global Director of HIV Research for GlaxoSmithKline. Since January 2002 she has been participating as a scientific advisor in multiple projects to enhance health systems in emerging economies in Africa and Latin America.  In January 2002, she founded IMMUNOCLIN which now has a diverse R&D portfolio and is working on personalized approach to medicine and nutrition to develop novel solutions to manage ageing society. In addition to her industrial activities, between February 2004 and December 2011, Dr. Bray served as a Member of the Scientific Staff and the Head of Scientific Business Development of The Medical Research Council Clinical Trials Unit in the UK.  She currently holds the honorary Senior Lecturer position at the Royal Free School of Medicine, University of London in London and continues to serve as the European Commission's Scientific Expert.

On June 24, 2013, Mario Lap entered into a two year management agreement with the Company and was appointed Director along with Director and President of the Company’s European Operations, including European operating subsidiaries. Under the agreement, Mr. Lap is compensated $2,500 per month and was issued 5,000,000 Rule 144 restricted common shares with a fair market value of $185,000 for services rendered.

Mario Lap has core competencies in IT and Substance Use Consultancy, Drug Policy, Digitalization, Project Management, Communication, Consulting Selling, Consultancy, Process management, Networker, Advise, IT / Internet Experience, Languages, Presentation, Innovation, has previously held the following positions:January 1, 1995 to present Director Drugtext Foundation; March 24, 1992 to present Director, mls lap bv internet health services; January 1, 2012 to present Director RJM bv, holding company; January 1, 2007 Apcare bv Schiphol-Rijk The Netherlands; January 1.2005 to January 1, 2006 Director Yalado International bv, Online Backup 3.2. 1999 to January 1.2006 Director/founder Calyx Internet bv, Security focussed ISP and IT development company, Amsterdam, the Netherlands; January 1.1994 to February 7, 2000 Director Calyx Corporation,  Internet Service Provider, New York USA; January 1, 1991 to December 31, 1996 Visiting professor at the Rechercheschool, National Educational Institution of the Dutch police (Zutphen, The Netherlands); January 1, 1989 to December 31, 1994 Head of the legal and policy department of the Netherlands Institute for Alcohol and other Drugs, Utrecht The Netherlands); January 1, 1970 to December 31, 1985 Sales department, sales manager and general manager Loe Lap department stores; and January 1, 1994 to present Numerous International publications in Dutch, English, French and German as well Dutch and foreign TV and radio appearances and interviews (such as CNN, BBC, France 2, RTL and Dutch public and commercial TV).

Item 9.01        Financial Statements and Exhibits

Exhibit 10.1 10.2	Management Agreement Management Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

August 28, 2013	CANNABIS SCIENCE, INC.
/s/ Dr. Dorothy Bray
Dr. Dorothy Bray, CEO